Exhibit 99.1

2222 NO. 111TH ST. OMAHA, NE 68164 TEL: 402-829-6800 FAX: 402-829-6836

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Brian Ketcham	Hala Elsherbini or Geralyn DeBusk
Vice President & Chief Financial Officer	972-458-8000
402-827-6579

Lindsay Corporation Announces Changes to Board of Directors

Consuelo E. Madere Appointed as Director

William F. Welsh II Announces Intention to Retire from Board at Conclusion of his Current Term

OMAHA, Neb., February 12, 2018—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, announced today that Consuelo E. Madere has been appointed to its board of directors. Madere is the President of Proven Leader Advisory, LLC, a management consulting and executive coaching firm she founded in 2014. She is a former Executive Officer of Monsanto, a leading global provider of innovative, sustainable agricultural solutions. She has over 30 years of domestic and global experience at Monsanto, spanning manufacturing, strategy, technology, business development, profit & loss responsibility and general management. She served in a number of key leadership positions with significant P&L responsibility across Europe, Middle East and Africa as well as Asia and key markets within the US business. She retired from Monsanto Company in 2013 as Vice President of the company’s Global Vegetables and Asia commercial businesses and was a member of the CEO’s executive leadership team.

Madere serves as a Director of Nutrien (NYSE: NTR), the world’s largest fertilizer company which recently was formed by the merger of Potash Corp of Saskatchewan and Agrium Inc. She also serves as a director of S&W Seed Company (NASDAQ: SANW), a leading provider of alfalfa, sorghum, sunflower and stevia seeds. From 2014 to January 2018 she served as a director at PotashCorp (NYSE: POT) and was a member of the Audit Committee and the Safety, Health and Environment Committee. Madere serves on the Dean’s Advisory Council of the Louisiana State University Honors College, and is a member of the Latin Corporate Directors Association as well as the Hispanic Association on Corporate Responsibility. Her awards include the Vista Magazine Corporate Achievement Award for “Hispanic Women in Business.” Her professional degrees include an MBA from the University of Iowa and a Bachelor of Science degree in Chemical Engineering from Louisiana State University.

“Lindsay’s Corporate Governance & Nominating Committee, in consultation with the full Board, developed a detailed set of skills and attributes it sought in a new director. We are very pleased to have selected Consuelo from this process,” said Michael C. Nahl, Lindsay’s chairman. “Her strong background in agriculture, combined with her corporate governance experience serving on public company boards, will allow her to make significant contributions to Lindsay’s continued success.”

“I am very pleased to have Consuelo join the Lindsay board. Her agriculture experiences in R&D and international markets will help Lindsay Corporation continue to grow as an innovation-based company that pursues opportunities in many attractive international markets,” stated Timothy L. Hassinger, Lindsay’s CEO and President.

Madere will serve for a term which will expire at the December 2018 annual meeting, and she will be nominated in the Company’s next proxy statement for a three-year term to expire in 2021.

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William F. Welsh II, a Lindsay director since 2001, has informed the company of his intention to retire upon the conclusion of his term at the upcoming December 2018 annual meeting.    “Bill has made very important contributions to Lindsay’s growth over the past 17 years and we will miss his advice and counsel,” stated Mr. Nahl.

About the Company

Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy, and labor. The Company also manufactures and markets infrastructure and road safety products under the Lindsay Transportation Solutions trade name. At December 18, 2017 Lindsay had approximately 10.7 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.

For more information regarding Lindsay Corporation, see the Company’s Web site at www.lindsay.com.

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